FOR IMMEDIATE RELEASE           CONTACT:        James A. Aston
                                                Chief  Financial Officer
                                                Insignia Financial Group, Inc.
                                                (212) 750-6070


             INSIGNIA COMPLETES $69 MILLION ACQUISITION OF WINTHROP
                   SYNDICATED RESIDENTIAL PROPERTY INTERESTS

     Greenville, South Carolina, October 28, 1997 -- Insignia Financial Group, Inc., announced today that it had closed the acquisition of (i) 100% of the Class B stock of First Winthrop Corporation ("FWC"), and (ii) a general partnership interest in Winthrop Financial Associates ("WFA"), which together provide Insignia with the exclusive right to direct the activities of partnerships which own 47 apartment complexes comprising approximately 16,500 apartment units. The properties owned by these partnerships have a gross capitalization in excess of $400 million. In addition, Insignia also acquired, and otherwise contracted to acquire, limited partnership interests in many of these partnerships which own 29 properties comprising approximately 12,000 units. The limited partnership interests acquired by Insignia range from 6% to 35% of the ownership of these partnerships. The net purchase price for all of the above was approximately $69 million payable all in cash. Insignia expects that the transaction will contribute approximately $9.5 million per year in combined EBITDA and FFO commencing in January 1998.

     Insignia will immediately undertake the responsibility for operating, administering, and managing both the partnerships and the properties owned by the partnerships, and has granted an option to Insignia's 80% owned REIT subsidiary, Insignia Properties Trust ("IPT"), to acquire the limited partnership interests and certain attendant rights at Insignia's cost plus the cost of financing.

     WFA is a Boston based real estate company controlled by Apollo Real Estate Advisors. In addition to the assets sold by WFA to Insignia, the company owns other apartment communities and has significant holdings of commercial properties and hotels located throughout the United States.

     Andrew L. Farkas, Chairman & Chief Executive Officer of Insignia said, "The WFA transaction is substantially similar to the ConCap and NPI multi-family transactions consummated in the past. Financially, it is the second largest multi-family portfolio transaction in our history after NPI which closed in January of 1996, and it takes our multi-family portfolio to approximately 290,000 units. It represents for Insignia and IPT new control of a substantial portfolio of multi-family residential property with $400 million in gross value in a transaction that will be accretive to our shareholders virtually immediately. These transactions that build both our core operating businesses and real estate value aggregation businesses with controlled revenues are the types of transactions for which Insignia has been known. We have again been able to stick to our pricing disciplines, create incremental growth opportunities for the company, and substantially build our businesses in a materially accretive manner. As a result of having kept our powder dry, we were able to consummate this transaction without a single share of dilution to our shareholders."

     Jim Aston, President of IPT said, "IPT recently issued approximately $60 million in stock through a private placement and has received a commitment for a $70 million credit facility. Management of IPT is currently quite active with real estate acquisition activities which we expect will materially utilize these new capital resources. The Insignia option with regards to the limited partnership interests in Winthrop partnerships permits IPT to defer its approximately $40 million purchase of partnership interests in the Winthrop partnerships into 1998 at which time IPT would expect to return to the capital markets. Insignia's willingness to bridge that cost with its available credit resources permits IPT the opportunity to increase its real estate investments by 20%, and the total capitalization of IPT investment partnerships to over $1.5 billion, without delaying other acquisition activities. As the 80% owner of IPT, Insignia believes that this arrangement and this transaction is a favorable development for Insignia's shareholders and IPT's future opportunities."

     With  corporate  headquarters  in  Greenville,   South  Carolina,  Insignia
Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multi-family residential properties in the United States and is also among the largest managers of commercial properties. Insignia commenced operations in December 1990 and has since grown to provide property and/or asset management services for approximately 2,600 properties which include approximately 290,000 residential units and 150 million square feet of commercial space located in over 500 cities in 48 states and one foreign country.

     Certain items discussed in this press release may contain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 (the "Reform Act") and as such may involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements, including a failure to operate the properties in the ordinary course of business, increases in expenses, and material declines in rents or occupancy. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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